Exhibit 4(iii)

                                CREDIT AGREEMENT


         This CREDIT AGREEMENT is entered into as of August 1, 1995, between Lee Enterprises, Incorporated a Delaware corporation (the "Company"), and Bank of America Illinois (the "Bank").

         WHEREAS, the Bank has agreed to make available to the Company a revolving credit facility upon the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

                                   ARTICLE I.
                                   DEFINITIONS

         1.1. Certain Defined Terms. The terms defined in Appendix A shall have the meanings set forth therein.

         1.2. Accounting Principles. Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied. References herein to "fiscal year" and "fiscal quarter" refer to such fiscal periods of the Company.

                                   ARTICLE II.
                                   THE CREDIT

         2.1. Amount and Terms of Revolving Commitment. The Bank agrees, on the terms and conditions set forth herein, to make Revolving Loans to the Company from time to time on any Business Day during the period from the Closing Date to the Termination Date, in an aggregate amount not to exceed at any time outstanding $15,000,000 (such amount, as the same may be reduced under Section
2.6 the "Revolving Commitment") . Within the limits of the Revolving Commitment, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.1, prepay under Section 2.7 and reborrow under this Section 2.1.

         2.2. Term Loan. The Bank agrees, on the terms and conditions set forth herein, to make a Term Loan on the Closing
Date in the amount of $20,000,000.

         2.3. Loan Accounts. The Loans made by the Bank shall be evidenced by one or more loan accounts or records maintained by the Bank in the ordinary course of business. The loan accounts or records maintained by the Bank shall be conclusive absent manifest error of the amount of the Loans made by the Bank to the Company and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Company hereunder to pay any amount owing with respect to the Loans.

         2.4. Procedure for Borrowing. Each Loan shall be made upon the Company's irrevocable written notice delivered to the Bank in the form of a Notice of Borrowing, (which notice must be received by the Bank prior to 11:00 a.m. (Chicago time) (a) three Business Days prior to the requested Borrowing Date, in the case of an Offshore Rate Loan; and (b) on the requested Borrowing Date, in the case of a Base Rate Loan or the Term Loan, specifying: (i) the amount of the Loan, which shall be $20,000,000 in the case of the Term Loan or for Revolving Loans in a minimum amount of $1,000,000 or any multiple of $1,000,000 in excess thereof; (ii) the requested Borrowing Date, which shall be a Business Day; (iii) the Type of Loan requested; and (iv) the duration of the Interest Period applicable to an Offshore Rate Loan. If the Notice of Borrowing fails to specify the duration of the Interest Period for an Offshore Rate Loan, such Interest Period shall be three months. The proceeds of each Loan will be made available to the Company by the Bank either by crediting the account of the Company on the books of the Bank, or by wire transfer in accordance-with written instructions provided to the Bank by the Company.

         2.5. Conversion and Continuation Elections. (a) The Company may, upon irrevocable written notice to the Bank in accordance with subsection 2.5(b): (i) elect, as of any Business Day, in the case of a Base Rate Loan, or as of the last day of the applicable Interest Period, in the case of an Offshore Rate Loan, to convert any such Loan (or any part thereof in an amount not less than $1,000,000, or that is in an integral multiple of $1,000,000 in excess thereof) into a Base Rate Loan or an Offshore Rate Loan; or (ii) elect, as of the last day of the applicable Interest Period, to continue an Offshore Rate Loan having an Interest Period expiring on such day (or any part thereof in an amount not less than $1,000,000, or that is in an integral multiple of $1,000,000 in excess thereof) ; provided, that if at any time the amount of any Offshore Rate Loan is reduced, by payment, prepayment, or conversion of part thereof to be less than $1,000,000, such Offshore Rate Loan shall automatically convert into a Base Rate Loan, and on and after such date the right of the Company to continue such Loan as, and convert such Loan into, an Offshore Rate Loan, as the case may be, shall terminate.

                  (b)    The    Company    shall    deliver    a    Notice    of
Conversion/Continuation to be received by the Bank not later than 11:00 a.m. (Chicago time) at least (i) three Business Days in advance of the Conversion/Continuation Date, if any Revolving Loan is to be converted into or continued as an Offshore Rate Loan; and (ii) on the Conversion/Continuation Date, if any Revolving Loan is to be converted into a Base Rate Loan, specifying: (A) the proposed Conversion/Continuation Date; (B) the amount of the Revolving Loan to be converted or continued; (C) the Type of Revolving Loan resulting from the proposed conversion or continuation; and (D) other than in the case of conversions into Base Rate Loans, the duration of the requested Interest Period.

                  (c) If upon the expiration of any Interest Period applicable to an Offshore Rate Loan, the Company has failed to select timely a new Interest Period to be applicable to such Loan, or if any Default or Event of Default then exists, the Company shall be deemed to have elected to convert such Loan into a Base Rate Loan effective as of the expiration date of such Interest Period.

                  (d) Unless the Bank otherwise agrees, during the existence of a Default or Event of Default, the Company may not elect to have a Revolving Loan converted into or continued as an Offshore Rate Loan.

         2.6. Voluntary Termination or Reduction of Revolving Commitment. The Company may, upon not less than three Business Days, prior notice to the Bank, terminate the Revolving Commitment, or permanently reduce the Revolving Commitment by a minimum amount of $5,000,000, or any multiple of $1,000,000 in excess thereof; unless, after giving effect thereto and to any prepayments of Revolving Loans made on the effective date thereof, the then outstanding principal amount of the Revolving Loans would exceed the amount of the Revolving Commitment then in effect. Once reduced in accordance with this Section, the Revolving Commitment may not be increased. All accrued commitment fees to, but not including the effective date of any reduction or termination of the Revolving Commitment, shall be paid on the effective date of such reduction or termination.

         2.7.     Optional Prepayments. (a) Subject to Section 3.4, the
Company may, at any time or from time to time, upon not less than one Business Day's irrevocable notice to the Bank in the case of Base Rate Loans, and three Business Days' irrevocable notice to the Bank in the case of Offshore Rate Loans prepay Revolving Loans in whole or in part, in minimum amounts of $5,000,000, or any multiple of $1,000,000 in excess thereof. Such notice of prepayment shall specify the date and amount of such prepayment and the Type(s) of Revolving Loans to be prepaid. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to each such date on the amount prepaid and any amounts required pursuant to Section 3.4.

                  (b)      The Company shall not prepay the Term Loan.

         2.8. Repayment. (a) The Company shall repay to the Bank on the Termination Date the aggregate principal amount of all Revolving Loans outstanding on such date.

                  (b) The Company shall repay the Term Loan on the Term Maturity Date. The Term Loan may not be reborrowed.

         2.9. Interest. (a) Each Revolving Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to the Offshore Rate or the Base Rate, as the case may be (and subject to the Company's right to convert to other Types of Revolving Loans under Section 2.5), plus the Applicable Margin.

                  (b) The Term Loan shall bear interest on the outstanding principal amount thereof from the Closing Date at a 6.17% per annum.

                  (c) Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of Revolving Loans under Section 2.7 for the portion of the Revolving Loans so prepaid and upon payment (including prepayment) in full thereof and, during the existence of any Event of Default, interest shall be paid on demand of the Bank.

                  (d) Notwithstanding subsection (a) of this Section, while any Event of Default exists or after acceleration, the Company shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all outstanding Revolving Loans, at a rate per annum which is determined by adding 2% per annum to the Applicable Margin then in effect for such Revolving Loans; provided, however, that, on and after the expiration of any Interest Period applicable to any Offshore Rate Loan outstanding on the date of occurrence of such Event of Default or acceleration, the principal amount of such Revolving Loan shall, during the continuation of such Event of Default or after acceleration, bear interest at a rate per annum equal to the Base Rate from time to time in effect plus 2%.

                  (e) Notwithstanding subsection (b) of this Section, while any Event of Default exists or after acceleration, the Company shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of the Term Loan at a rate per annum equal to the greater of W 8.17% or (ii) 2% in excess of the Base Rate in effect from time to time.

         2.10 Commitment Fee. The Company shall pay to the Bank a commitment fee on the average daily unused portion of the Revolving Commitment, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter based upon the daily utilization for that quarter as calculated by the Bank, equal to the Applicable Margin per annum. Such commitment fee shall accrue from the Closing Date to the Termination Date and shall be due and payable quarterly in arrears on the last Business Day of each quarter commencing on the Closing Date through the Termination Date, with the final payment to be made on the Termination Date provided that, in connection with any reduction or termination of Revolving Commitment under Section 2.6, the accrued commitment fee calculated for the period ending on such date shall also be paid on the date of such reduction or termination, with the following quarterly payment being calculated on the basis of the period from such reduction or termination date to such quarterly payment date. The commitment fee provided in this subsection shall accrue at all times after the above-mentioned commencement date, including at any time during which one or more conditions in Article IV are not met.

         2.11 Computation of Fees and Interest. All computations of interest for Base Rate Loans when the Base Rate is determined by the Bank's "reference rate" shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365- day year). Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof. Each determination of an interest rate by the Bank shall be conclusive and binding on the Company in the absence of manifest error.

         2.12 Payments by the Company. All payments to be made by the Company shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by the Company shall be made to the Bank at the address from time to time specified by the Bank for such purpose, and shall be made in dollars and in immediately available funds, no later than 12:00 p.m. (Chicago time) on the date specified herein. Any payment received by the Bank later than 12:00 p.m. (Chicago time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue. Subject to the provisions set forth in the definition of "Interest Period" herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

                                  ARTICLE III.
                     TAXES, YIELD PROTECTION AND ILLEGALITY

         3.1. Taxes. If any payments to the Bank under this Agreement are made from outside the United States, the Company will not deduct any foreign taxes from any payments it makes to the Bank. If any such taxes are imposed on any payments made by the Company (including payments under this Section), the Company will pay the taxes and will also pay to the Bank, at the time interest is paid, any additional amount which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed. The Company will confirm that it has paid the taxes by giving the Bank official tax receipts (or notarized copies) within 30 days after the due date.

         3.2. Illegality. (a) If the Bank determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for the Bank or any applicable lending office of the Bank to make Offshore Rate Loans, then, on notice thereof by the Bank to the Company, any obligation of the Bank to make Offshore Rate Loans shall be suspended until the Bank notifies the Company that the circumstances giving rise to such determination no longer exist.

                  (b) If the Bank determines that it is unlawful to maintain Offshore Rate Loans, the Company shall, upon its receipt of notice of such fact and demand from the Bank, prepay in full all Offshore Rate Loans then outstanding, together with interest accrued thereon and amounts required under
Section 3.4, either on the last day of the Interest Period thereof, if the Bank may lawfully continue to maintain Offshore Rate Loans to such day, or immediately, if the Bank may not lawfully continue to maintain Offshore Rate Loans. If the Company is required to so prepay any Offshore Rate Loan, then concurrently with such prepayment, the Company shall borrow from the Bank, in the amount of such repayment, a Base Rate Loan.

         3.3. Increased Costs and Reduction. (a) If the Bank determines that, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance by the Bank with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to the Bank of agreeing to make or making, funding or maintaining any Offshore Rate Loan, then the Company shall be liable for, and shall from time to time, upon demand, pay to the Bank, additional amounts as are sufficient to compensate the Bank for such increased costs.

                  (b) If the Bank shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by the Bank (or any applicable lending office of the Bank) or any corporation controlling the Bank with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank and (taking into consideration the Bank's or such corporation's policies with respect to capital adequacy and the Bank's desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment, loans, credits or obligations under this Agreement, then, upon demand of the Bank to the Company, the Company shall pay to the Bank, from time to time as specified by the Bank, additional amounts sufficient to compensate the Bank for such increase.

         3.4. Funding Losses - Offshore Rate Loans. The Company shall reimburse the Bank and hold the Bank harmless from any loss or expense which the Bank may sustain or incur as a consequence of: (a) the failure of the Company to make on a timely basis any payment of principal of any Offshore Rate Loan; (b) the failure of the Company to borrow, continue or convert a Loan after the Company has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation; (c) the failure of the Company to make any prepayment in accordance with any notice delivered under Section 2.7; (d) the prepayment or other payment (including after acceleration thereof) of an Offshore Rate Loan on a day that is not the last day of the relevant Interest Period; or (e) the automatic conversion under Section 2.5 of any Offshore Rate Loan to a Base Rate Loan on a day that is not the last day of the relevant Interest Period; including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain any Offshore Rate Loans or from fees payable to terminate the deposits from which such funds were obtained. For purposes of calculating amounts payable by the Company to the Bank under this Section and under subsection 3.3(a), each Offshore Rate Loan made by the Bank (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the IBOR used in determining the Offshore Rate for such Offshore Rate Loan by a matching deposit or other borrowing in the interbank Eurodollar market for a comparable amount and for a comparable period, whether or not such Offshore Rate Loan is in fact so funded.

         3.5. Funding Losses - Fixed Rate Loans. The Company shall reimburse the Bank for the loss and expense (determined below) which the Bank may sustain or incur as a consequence of: (a) the failure of the Company to borrow the Term Loan on the Closing Date; or (b) the prepayment or other payment (including acceleration thereof) of the Term Loan on a day other than the Term Maturity Date. The amount of such loss and expense shall equal (i) (A) the interest rate per annum applicable on the Term Loan minus (B) the Treasury Rate for the period from the prepayment (or in case of failure to borrow, the Closing Date) to the Term Maturity Date multiplied by (ii) the amount of the Term Loan present valued at the rate applicable on the Term Loan from the Term Maturity Date to the date of payment under this Section 3.5 (or failure to borrow). In no event shall such amount be less than zero.

         3.6. Inability to Determine Rates. If the Bank determines that for any reason adequate and reasonable means do not exist for determining the Offshore Rate for any requested Interest Period with respect to a proposed Offshore Rate Loan, or that the Offshore Rate applicable pursuant to subsection 2.9(a) for any requested Interest Period with respect to a proposed Offshore Rate Loan does not adequately and fairly reflect the cost to the Bank of funding such Loan, the Bank will promptly so notify the Company. Thereafter, the obligation of the Bank to make or maintain Offshore Rate Loans, as the case may be, hereunder shall be suspended until the Bank revokes such notice in writing. Upon receipt of such notice, the Company may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Company does not revoke such Notice, the Bank shall make, convert or continue the Loan, as proposed by the Company, in the amount specified in the applicable notice submitted by the Company, but such Loans shall be made, converted or continued as a Base Rate Loan instead of an Offshore Rate Loan.

         3.7. Survival. The agreements and obligations of the Company in this Article III shall survive the payment of all other
Obligations.

                                   ARTICLE IV.

                              CONDITIONS PRECEDENT

         4.1. Conditions of Initial Loan. The obligation of the Bank to make the initial Loan hereunder is subject to the condition that the Bank has received on or before the Closing Date all of the following, in form and substance satisfactory to the Bank:

                  (a)      Credit Agreement.  This Agreement executed by the
Company;


                 (b) Resolutions; Incumbency. (i) Copies of the resolutions of the board of directors of the Company authorizing the transactions contemplated hereby, certified as of the Closing Date by the Secretary of the Company; and
(ii) a certificate of the Secretary of the Company certifying the names and true signatures of the officers of the Company authorized to execute, deliver and perform, as applicable, this Agreement, and all other Loan Documents to be delivered by it hereunder;

                  (c) Legal Opinion. A favorable opinion of counsel to the Company, addressed to the Bank, with respect to such legal matters relating hereto as the Bank may request;

                  (d) Certificate. A certificate signed by a Responsible Officer, dated as of the Closing Date, stating that: W the representations and warranties contained in Article V are true and correct on and as of such date, as though made on and as of such date; (ii) no Default or Event of Default exists or would result from the execution and delivery of this Agreement; and
(iii) there has occurred since March 31, 1995, no event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse Effect; and

                  (e) Other Documents. Such other approvals, opinions, documents or materials as the Bank may request.

         4.2. Conditions to All Loans. The obligation of the Bank to make any Loan (including the initial Loan) is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date:

                  (a) Notice of Borrowing. The Bank shall have received a Notice of Borrowing;

                  (b) Continuation of Representations and Warranties. The representations and warranties in Article V shall be true and correct on and as of such Borrowing Date with the same effect as if made on and as of such Borrowing Date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date); and

                  (c) No Existing Default. No Default or Event of Default shall exist or shall result from such Loan.

Each Notice of Borrowing submitted by the Company hereunder shall constitute a representation and warranty by the Company hereunder, as of the date of each such notice and as of each Borrowing Date, that the conditions in Section 4.2 are satisfied.

                                   ARTICLE V.
                         REPRESENTATIONS AND WARRANTIES

         The Company represents and warrants to the Bank that:
         5.1. Corporate Existence and Power. Each of the Company and its Subsidiaries: (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (b) has the power and authority and all governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under the Loan Documents; (c) is duly qualified as a foreign corporation and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license; and (d) is in compliance with all Requirements of Law; except, in each case referred to in clause (c) or clause (d), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

         5.2. Corporate Authorization; No Contravention. The execution, delivery and performance by the Company of this Agreement and each other Loan Document to which the Company is party, have been duly authorized by all necessary corporate action, and do not and will not: (a) contravene the terms of any of the Company's Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which the Company is a party or any order, injunction, writ or decree of any Governmental Authority to which the Company or its property is subject; or (c) violate any Requirement of Law.

         5.3.  Governmental  Authorization.  No  approval,  consent,  exemption,
authorization,   or  other  action  by,  or  notice  to,  or  filing  with,  any
Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company or any of its Subsidiaries of the Agreement or any other Loan Document, other than filings with the Federal Communications Commission which shall be made in a timely manner.

         5.4.     Binding Effect.  This Agreement and each other Loan
Document to which the Company is a party constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors, rights generally or by equitable principles relating to enforceability.
         5.5. Litigation. There are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the Company, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Company, or its Subsidiaries or any of their respective properties which: (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or (b) if determined adversely to the Company or its Subsidiaries, would reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

         5.6. No Default. No Default or Event of Default exists or would result from the incurring of any Obligations by the Company. As of the Closing Date, neither the Company nor any Subsidiary is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect, or that would, if such default had occurred after the Closing Date, create an Event of Default under subsection 8.1(e).

         5.7. ERISA Compliance. (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code, and to the best knowledge of the Company, nothing has occurred which would cause the loss of such qualification. The Company and each ERISA Affiliate has made all required contributions to any Plan subject to
Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

                  (b) There are no pending or, to the best knowledge of Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

                  (c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under
Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

         5.8. Use of Proceeds; Margin Regulations. The proceeds of the Loans are to be used solely for the purposes set forth in and permitted by Section 6.11. Neither the Company nor any Subsidiary is generally engaged in the business of purchasing or selling
Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

         5.9. Title to Properties. The Company and each Subsidiary have good record and marketable title in fee simple to, or valid leasehold interests in, all real property and good and merchantable title to all of its other properties, necessary or used in the ordinary conduct of their respective businesses, except for such defects in title as could not, individually or in the aggregate, have a Material Adverse Effect. As of the Closing Date, the property of the Company and its Subsidiaries is subject to no Liens, other than Permitted Liens. The Company and each Subsidiary enjoys full and undisturbed possession under all leases necessary in any material respect for the operation of its properties, none of which contains any unusual or burdensome provisions which in the Company's opinion might materially impair the operation of such properties. All such leases are valid and subsisting and are in full force and effect.

         5.10 Taxes. The Company and its Subsidiaries have filed all Federal and other material tax returns and reports required to be filed, and have paid all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Company or any Subsidiary that would, if made, have a Material Adverse Effect.

         5.11 Financial Condition. The audited consolidated financial statements of the Company and its Subsidiaries dated September 30, 1994, the unaudited consolidated financial statements of the Company and its Subsidiaries dated March 31, 1995 and the related consolidated statements of income or operations, shareholders, equity and cash flows for the fiscal periods ended on such dates:
(i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, subject in the case of the March 31, 1995 statements to ordinary, good faith year end audit adjustments; (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and results of operations for the period covered thereby; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Company and its consolidated Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Contingent Obligations. Since March 31, 1995, there has been no Material Adverse Effect.

         5.12 Environmental Matters. The Company conducts in the ordinary course of business a review of the effect of existing Environmental Laws and existing Environmental Claims on its business, operations and properties, and as a result thereof the Company has reasonably concluded that, such Environmental Laws and Environmental Claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         5.13 Regulated Entities. None of the Company, any Person controlling the Company, or any Subsidiary, is an "Investment Company" within the meaning of the Investment Company Act of 1940. The Company is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Debt.

         5.14 No Burdensome Restrictions. Neither the Company nor any Subsidiary is a party to or bound by any Contractual
Obligation, or subject to any restriction in any organization
Document, or any Requirement of Law, which could reasonably be expected to have a Material Adverse Effect.

         5.15 Copyrights, Patents, Trademarks and Licenses, etc. The Company or its Subsidiaries own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without, to the knowledge of the Company, conflict with the rights of any other Person. To the best knowledge of the Company, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any Subsidiary infringes upon any rights held by any other Person. To the knowledge of the Company no claim or litigation regarding any of the foregoing is pending or threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or proposed, which, in either case, could reasonably be expected to have a material Adverse Effect.

         5.16 Subsidiaries. As of the Closing Date, the Company has no Subsidiaries other than those specifically disclosed in part (a) of Schedule
5.16 hereto and has no equity investments in any other corporation or entity other than those specifically disclosed in part (b) of Schedule 5.16.

         5.17 Insurance. The properties of the Company and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or such Subsidiary operates.

         5.18 Full Disclosure. None of the representations or warranties made by the Company in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of the Company in connection with the Loan Documents (including the offering and disclosure materials delivered by or on behalf of the Company to the Bank prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

                                   ARTICLE VI.

                              AFFIRMATIVE COVENANTS

         So long as the Bank shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Bank waives compliance in writing:

         6.1. Financial Statements. The Company shall deliver to the Bank, in form and detail satisfactory to the Bank:

                  (a) as soon as available, but not later than 120 days after the end of each fiscal year, a copy of the audited consolidated and consolidating balance sheet of the Company and its Subsidiaries as at the end of such year and the related consolidated and consolidating statements of income or operations, shareholders' equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of McGladrey & Pullen or another nationally-recognized independent public accounting firm ("Independent Auditor") which report shall state that such consolidated financial statements present fairly the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years. Such opinion shall not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Company's or any Subsidiary's records;

                  (b) as soon as available, but not later than 60 days after the end of each of the first three fiscal quarters of each fiscal year, a copy of the unaudited consolidated and consolidating balance sheet of the Company and its Subsidiaries as of the end of such quarter and the related consolidated and consolidating statements of income, shareholders' equity and cash flows for the period commencing on the first day and ending on the last day of such quarter, and certified by a Responsible Officer as fairly presenting, in accordance with GAAP (subject to ordinary, good faith year-end audit adjustments), the financial position and the results of operations of the Company and the Subsidiaries;

         6.2. Certificates; Other Information. The Company shall furnish to the Bank:

                  (a) concurrently with the delivery of the financial statements referred to in subsection 6.1(a), a certificate of the Independent Auditor stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate/(other required statement);

                  (b) concurrently with the delivery of the financial statements referred to in subsections 6.1(a) and (b), a Compliance Certificate executed by a Responsible Officer;

                  (c) promptly, copies of all financial statements and reports that the Company sends to its shareholders, and copies of all financial statements and regular, periodical or special reports (including Forms 10K, 10Q and 8K) that the Company or any Subsidiary may make to, or file with, the SEC; and

                  (d)  promptly,   such  additional  information  regarding  the
business, financial or corporate affairs of the Company or any Subsidiary as the Bank may from time to time request.

         6.3.     Notices.  The Company shall promptly notify the Bank:

                  (a) of the occurrence of any Default or Event of Default, and of the occurrence or existence of any event or circumstance that foreseeably will become a Default or Event of Default;

                  (b) of any matter that has resulted or may result in a Material Adverse Effect, including U) breach or non-performance of, or any default under, a Contractual Obligation of the Company or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Company or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Subsidiary; including pursuant to any applicable Environmental Laws;

                  (c) of the occurrence of any of the following events affecting the Company or any ERISA Affiliate (but in no event more than 10 days after such event), and deliver to the Bank copy of any notice with respect to such event that is filed with Governmental Authority and any notice delivered by a Governmental Authority to the Company or any ERISA Affiliate with respect to such event: M an ERISA Event; (ii) a material increase in the Unfunded Pension Liability of any Pension Plan; (iii) the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by the Company or any ERISA Affiliate; or (iv) the adoption of any amendment to a Plan subject to
Section 412 of the Code, if such amendment results in a material increase in contributions or Unfunded Pension Liability; and

                  (d) of any material change in accounting policies or financial reporting practices by the Company or any of its consolidated Subsidiaries.

         Each notice under this Section shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action the Company or any affected Subsidiary proposes to take with respect thereto and at what time. Each notice under subsection 6.3 (a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been (or foreseeably will be) breached or violated.

         6.4. Preservation of Corporate Existence, Etc. The Company shall, and shall cause each Subsidiary to: (a) preserve and maintain in full force and effect its corporate existence and good standing under the laws of its state or jurisdiction of incorporation; (b) preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business; (c) use reasonable efforts, in the ordinary course of business, to preserve its business organization and goodwill; and (d) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

         6.5. Main of Property. The Company shall maintain, and shall cause each Subsidiary to maintain, and preserve all its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

         6.6. Insurance. The Company shall maintain, and shall cause each Subsidiary to maintain, with financially sound and reputable independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

         6.7. Payment of Obligations. The Company shall, and shall cause each Subsidiary to, pay and discharge as the same shall become due and payable, all their respective obligations and liabilities, including: (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Debt.

         6.8. Compliance with Laws. The Company shall comply, and shall cause each Subsidiary to comply, in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act) , except such as may be contested in good faith or as to which a bona fide dispute may exist.

         6.9. Inspection of Property and Books and Records. The Company shall maintain and shall cause each Subsidiary to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company and such Subsidiary. The Company shall permit, and shall cause each Subsidiary to permit, representatives and independent contractors of the Bank to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records ' and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided however, when an Event of Default exists the Bank may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice.

         6.10 Environmental Laws. The Company shall, and shall cause each Subsidiary to, conduct its operations and keep and maintain its property in compliance with all Environmental Laws.

         6.11 Use of Proceeds. The Company shall use the proceeds of the Loans for working capital and other general corporate purposes, including friendly acquisitions of companies approved by the Board of Directors of such companies and repurchases of the Company's stock, not in contravention of any Requirement of Law or of any Loan Document.

                                  ARTICLE VII.

                               NEGATIVE COVENANTS

         So long as the Bank shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Bank waives compliance in writing:

         7.1. Limitation on Liens. The Company shall not, and shall not suffer or permit any Subsidiary to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following ("Permitted Liens"):

                  (a) any Lien existing on property of the Company or any Subsidiary on the Closing Date and set forth in Schedule 7.1 securing Debt outstanding on such date;

                  (b)      any Lien created under any Loan Document;

                  (c) Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 6.7, provided that no notice of lien has been filed or recorded under the Code;

                  (d)   carriers',   warehousemen's,   mechanics',   landlords',
materialmen's, repairmen's or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty;

                  (e) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers, compensation, unemployment insurance and other social security legislation;

                  (f) Liens consisting of judgment or judicial attachment liens, provided that the enforcement of such liens is effectively stayed and all such liens in the aggregate at any time outstanding for the Company and its Subsidiaries do not exceed $1,000,000;

                  (g) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the businesses of the Company and its Subsidiaries;

                  (h) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the FRB, and (ii) such deposit account is not intended by the Company or any Subsidiary to provide collateral to the depository institution; and

                  (i) other Liens securing obligations not at any time exceeding 10% of Consolidated Debt at such time.

      7.2. Consolidation, Merger or Disposition of Assets. The Company will not, and will not permit any Subsidiary to, directly or indirectly, consolidate or merge with, or sell, lease or otherwise dispose of any of its assets to, any person, except:

                  (a) subject to the last paragraph of this Section, a Subsidiary may permit any corporation to be merged into such Subsidiary, and a Subsidiary may consolidate with or merge into or sell, lease or otherwise dispose of its assets as an entirety or substantially as an entirety to the Company or to a Wholly-owned Subsidiary or to a corporation which thereupon becomes a Wholly-owned Subsidiary;

                  (b) subject to the last paragraph of this Section, the Company may permit any corporation to be merged into the Company or may consolidate with or merge into or sell or otherwise (except by lease) dispose of its assets as an entirety or substantially as an entirety to any solvent corporation organized in the United States of America which, so long as the Bank shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, expressly assumes in writing the due and punctual payment of the Loans and other Obligations hereunder and the due and punctual performance of the obligations of the Company hereunder; and

                  (c) the Company or any Subsidiary may sell, lease or otherwise dispose of any of its assets, provided that the aggregate book value of all assets of the Company and its Subsidiaries so sold or otherwise disposed of during any period of four consecutive fiscal quarters shall not exceed 10% of Consolidated Net Total Assets immediately preceding the start of such period of four fiscal quarters.

                  Immediately after any consolidation, merger or other disposition under Subsection (a) or (b) of this Section, no Event of Default or Default shall have occurred and be continuing. No disposition under Subsection
(b) of this Section shall release the corporation that originally executed this Agreement from its liability for all outstanding Obligations hereunder.

      7.3. Limitation on Subsidiary Debt. The Company shall not permit any Subsidiary to, create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Debt, except:

                           (a) Debt owing to the Company or a Wholly-owned Subsidiary, and

                           (b) additional unsecured Debt if on the date such Debt is incurred and after giving effect thereto and to the concurrent retirement of any other Debt the aggregate amount of Debt of all Subsidiaries outstanding on such date (other than, in the case of each corporation U) any stock of which is acquired by the Company and/or one or more of its Subsidiaries and (ii) which as of the date of such acquisition becomes a Subsidiary, Debt of such corporation existing at the time when it becomes a Subsidiary, provided that such Debt is not incurred in anticipation thereof) does not exceed 5% of Consolidated Debt; and

                  The Company shall not incur any Debt owing to any Subsidiary unless the same shall be for cash advances from such Subsidiary and shall be subordinated and subject in right to the prior payment in full in cash of all Obligations hereunder.

         7.4. Restricted Dividends. The Company will not U) declare or pay any Restricted Dividend unless on the date of declaration (the "Computation Date") in the case of any proposed dividend, and after giving effect thereto, the aggregate amount of all Restricted Dividends made during the period commencing on October 1, 1994 and ending on and including the Computation Date (the "Computation Period") shall not exceed 100% of the Consolidated Net Income for the Computation Period plus so much of the net cash proceeds to the Company and its Subsidiaries from the sale or other disposition of assets as shall equal the amount, if any, by which the aggregate amount of the gains therefrom during the Computation Period (net of all costs of sale or other disposition) exceeds the aggregate amount of losses from the sale, abandonment or other disposition of assets during the Computation Period, in each case determined on a consolidated basis in accordance with GAAP.

         7.5. Change in Business. The Company shall not, and shall not suffer or permit any Subsidiary to, engage in any material line of business substantially different from those lines of business carried on by the Company and its Subsidiaries on the date hereof.

         7.6. Accounting Changes. The Company shall not, and shall not suffer or permit any Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Company or of any Subsidiary.

         7.7.     Financial Covenants. (a) Consolidated Debt to
Consolidated Net Operating Income Ratio. The Company will not permit, at any date, its Consolidated Debt to Consolidated Net
Operating Income Ratio to be greater than 3.5:1.

                  (b) Consolidated Net Operating Income to Pro Forma Annual Debt Service Ratio. The Company will not permit, at any date, the ratio of (i) Consolidated Net Operating Income for the twelve consecutive months ending on such date to (ii) Pro Forma Annual Debt Service, to be less than 1.25:1.

                  (c) Net Operating Income Available for Fixed Charges to Fixed Charges Ratio. The Company shall not permit, at any date, the ratio of (i) Consolidated Net Operating Income plus Lease Rentals for the twelve consecutive months ending on such date to (ii) Fixed Charges, to be less than 1.65:1.

                                  ARTICLE VIII.
                                EVENTS OF DEFAULT


         8.1. Event of Default. Any of the following shall constitute an "Event of Default":

                  (a) Non-Payment. The Company fails to pay, (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five days after the same becomes due, any interest, fee or any other amount payable hereunder or under any other Loan Document; or

                  (b) Representation or Warranty. Any representation or warranty by the Company made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by the Company, or any Responsible Officer, furnished at any time under this Agreement, or in or under any other Loan Document, is incorrect in any material respect on or as of the date made or deemed made; or

                  (c) Specific Defaults. The Company fails to perform or observe any term, covenant or agreement contained in any of Sections 6.1, 6.2, 6.3 or 6.9 or in Article VII; or

                  (d) Other Defaults. The Company fails to perform or observe any other term or covenant contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of 30 days after the earlier of U) the date upon which a Responsible Officer knew or reasonably should have known of such failure and (ii) the date upon which written notice thereof is given to the Company by the Bank; or

                   (e) Cross-Default. The Company or any Subsidiary (i) fails to make any payment in respect of any Debt or Contingent Obligation having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $1,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) [and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure]; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Debt or Contingent Obligation, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Debt or beneficiary or beneficiaries of such Debt (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Debt to be declared to be due and payable prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or

                  (f) Insolvency; Voluntary Proceedings. The Company or any Subsidiary (i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

                  (g) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against the Company or any Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the Company's or any Subsidiary's properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) the Company or any Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or
(iii) the Company or any Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; or

                  (h) ERISA. (i) An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $1,000,000; (ii) the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds $1,000,000; or (iii) the Company or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $1,000,000; or

                  (i) Monetary Judgments. One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against the Company or any Subsidiary involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, of $1,000,000 or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of 30 days after the entry thereof; or

                  (j) Non-Monetary Judgments. Any non-monetary judgment, order or decree is entered against the Company or any Subsidiary which does or would reasonably be expected to have a Material Adverse Effect, and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

                  (k) Change of Control.  There occurs any Change of Control; or

                  (l) Designated Event.  There occurs a Designated Event; or

                  (m) Adverse Change.  There occurs a Material Adverse Effect.

      8.2. Remedies. If any Event of Default occurs, the Bank may: (a) declare the commitment of the Bank to make Loans to be terminated, whereupon such commitment shall be terminated; (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company; and
(c) exercise all rights and remedies available to it under the Loan Documents or applicable law; provided, however, that upon the occurrence of any event specified in subsection (f) or (g) of Section 8.1 (in the case of clause (i) of subsection (g) upon the expiration of the 60-day period mentioned therein), the obligation of the Bank to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Bank.

      8.3. Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

                                   ARTICLE IX.
                                  MISCELLANEOUS

         9.1. Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Company [or any applicable Subsidiary] therefrom, shall be effective unless the same shall be in writing and signed by the Bank and the Company, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

         9.2. Notices. (a) All notices, requests and other communications shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided that any matter transmitted by the Company by facsimile (i) shall be immediately confirmed by a telephone call to the recipient at the number specified on the signature page hereof with respect to such Person, and (ii) shall be followed promptly by delivery of a hard copy original thereof) and mailed, telecopied or delivered, to the address or facsimile number specified for notices on the signature page hereof with respect to such Person; or, as directed to the Company or the Bank, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to any other party, at such other address as shall be designated by such party in a written notice to the Company and the Bank.

                  (b) All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if delivered, upon delivery; except that notices pursuant to Article II shall not be effective until actually received by the Bank.

                  (c) Any agreement of the Bank herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Company. The Bank shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Company to give such notice and the Bank shall not have any liability to the Company or other Person on account of any action taken or not taken by the Bank in reliance upon such telephonic or facsimile notice. The obligation of the Company to repay the Loans shall not be affected in any way or to any extent by any failure by the Bank to receive written confirmation of any telephonic or facsimile notice or the receipt by the Bank of a confirmation which is at variance with the terms understood by the Bank to be contained in the telephonic or facsimile notice.

         9.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Bank, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

      9.4. Costs and Expenses. The Company shall: (a) whether or not the transactions contemplated hereby are consummated, pay or reimburse the Bank within seven Business Days after demand for all costs and expenses incurred by the Bank in connection with the development, preparation, delivery, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Loan Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including Attorney Costs incurred by the Bank with respect thereto; and
(b) pay or reimburse the Bank within seven Business Days after demand for all costs and expenses (including Attorney Costs) incurred by it in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Loan Document during the existence of an Event of Default or after acceleration of the Loans (including in connection with any "workout" or restructuring' regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding).

         9.5. Indemnification. Whether or not the transactions contemplated hereby are consummated, the Company shall indemnify and hold the Bank and each of its officers, directors, employees, counsel, agents and attorneys-in-fact (each, an "Indemnified Person") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement or the Loans or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided, that (i) the Company shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities resulting from the gross negligence or willful misconduct of such Indemnified Person and (ii) the Company shall have no obligation hereunder to any Indemnified Person arising from a breach of this Agreement by the Bank or such Indemnified Person, which breach shall have been found to have resulted from the negligence or misconduct of the Bank or such Indemnified Person. The agreements in this Section shall survive payment of all other Obligations.

         9.6. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Bank. The Bank may assign its rights and obligations to any of its Affiliates. Such assignment shall be effective upon notice to the Company and upon such notice the Bank shall be released from its obligations hereunder.

      9.7. Set-off. In addition to any rights and remedies of the Bank provided by law, if an Event of Default exists or the Loans have been accelerated, the Bank is authorized at any time and from time to time, without prior notice to the Company, any such notice being waived by the Company to the fullest extent permitted by law, to set of f and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, the Bank to or f or the credit or the account of the Company against any and all Obligations owing to the Bank, now or hereafter existing, irrespective of whether or not the Bank shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. The Bank agrees promptly to notify the Company after any such set-off and application made by the Bank; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

      9.8. Counterparts. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

      9.9. Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

      9.10. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF ILLINOIS APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN THE STATE OF ILLINOIS; PROVIDED THAT THE BANK SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

      9.11 Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE BANK'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH OF THE COMPANY AND THE BANK HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. EACH OF THE COMPANY AND THE BANK FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF ILLINOIS. THE COMPANY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

         9.12 Waiver of Jury Trial. EACH OF THE COMPANY AND THE BANK HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

         9.13. Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding between the Company and the Bank, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in Chicago, Illinois by their proper and duly authorized officers as of the day and year first above written.

                                   LEE ENTERPRISES, INCORPORATED



                                   By: /s/ Nancy Chapman
                                       -----------------------------------------
                               Title:  Assistant Secretary/Assistant Treasurer


                                   By:
                                   Title:______________________________________


                                   NOTICES:         215 North Main Street
                                                    Davenport, Iowa 52801

                                   Attention: Larry L. Bloom,
                                              Vice President - Finance
                                              and Chief Financial Officer
                                   Telephone: (319) 383-2179
                                   Facsimile: (319) 323-9608


                                   BANK OF AMERICA ILLINOIS


                                   By:_________________________________________
                                   Title:        Vice President

                                   Notices  (other than  Borrowing  Notices and
                                   Notices of Conversion/Continuation):

                                   Bank of America Illinois
                                   231 South LaSalle Street
                                   Chicago, Illinois 60697
                                   Attention:  Margaret A. Detrick
                                   Telephone: (312) 828-5201
                                   Facsimile: (312) 987-1276

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in Chicago, Illinois by their proper and duly authorized officers as of the day and year first above written.

                          LEE ENTERPRISES, INCORPORATED



                                   By:_________________________________________
                              Title:  Assistant Secretary/Assistant Treasurer


                                   By:_________________________________________
                                   Title:______________________________________


                                   NOTICES:         215 North Main Street
                                                    Davenport, Iowa 52801

                                   Attention: Larry L. Bloom,
                                              Vice President - Finance
                                              and Chief Financial Officer
                                   Telephone: (319) 383-2179
                                   Facsimile: (319) 323-9608


                                   BANK OF AMERICA ILLINOIS


                                   By: /s/ Margaret A. Detrick
                                       -----------------------------------------
                                   Title:        Vice President


                                   Notices  (other than  Borrowing  Notices and
                                   Notices of Conversion/Continuation):

                                   Bank of America Illinois
                                   231 South LaSalle Street
                                   Chicago, Illinois 60697
                                   Attention:  Margaret A. Detrick
                                   Telephone: (312) 828-5201
                                   Facsimile: (312) 987-1276

                                   Domestic and Offshore Lending Office:

                                   Bank of America Illinois
                                   231 South LaSalle Street
                                   Chicago, Illinois 60697
                                   Attention: Barbara Salmme
                                   Telephone: (312) 828-3850
                                   Facsimile: (312) 974-9626

                                   APPENDIX A

                                  Defined Terms


         "Affiliate" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, membership interests, by contract, or otherwise.

         "Agreement" means this Credit Agreement.

         "Applicable Margin" means the rate per annum set forth in the table below opposite the applicable Consolidated Debt to Consolidated Net Operating Income Ratio:


                                                                Consolidated Debt
                                                                 to Consolidated           Margin for      Margin for     Margin for
                                                                  Net Operating            Base Rate        Offshore      Commitment
Level                                                             Income Ratio               Loans         Rate Loans         Fee
- -----                                                           -----------------          ----------      ----------     ----------

I .......................................................        Less than 0.75:1             0.0%            0.25%            0.10%

II ......................................................        Less than 2.0:1              0.0%            0.35%           0.125%
                                                                 but greater than
                                                                 or equal to
                                                                 0.75:1

III .....................................................        Less than 3.25:1             0.0%            0.45%            0.15%
                                                                 but greater than
                                                                 or equal to 2.0:1

IV ......................................................        Greater than or              0.0%            0.60%            0.20%
                                                                 equal to 3.25:1


         The initial Applicable Margin for Offshore Rate Loans shall be 0.35% and the Applicable Margin for the Commitment Fee shall be 0.125% and thereafter each shall be adjusted 60 days or, in the case of the last fiscal quarter of any fiscal year, 120 days after the end of each fiscal quarter (beginning with the fiscal quarter ended March 31, 1995) based on the Consolidated Debt to Consolidated Net Operating Income Ratio as of the last day of such fiscal quarter. No decrease in the Applicable Margin shall be effected on any day on which an Event of

Default exists (but shall be delayed until the first date on which no Event of Default exists). Any change in the Applicable Margin shall be immediately effective for all outstanding Offshore Rate Loans and for the computation of the commitment fee.

         "Attorney Costs" means and includes all fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all disbursements of internal counsel.

         "Base Rate" means, for any day, the higher of: (a) 0.50% per annum above the latest Federal Funds Rate, which means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, "H.15(519)") on the preceding Business Day opposite the caption "Federal Funds (Effective)"; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Bank of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Bank; and (b) the rate of interest in effect for such day as publicly announced from time to time by the BofA in San Francisco, California, as its "reference rate." (The "reference rate" is a rate set by the Bank based upon various factors including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.) Any change in the reference rate announced by the Bank shall take effect at the opening of business on the day specified in the public announcement of such change.

         "Base Rate Loan" means a Revolving Loan that bears interest based on the Base Rate.

         "BofA" means Bank of America National Trust and Savings
Association.

         "Borrowing Date" means any date on which a Loan is made to the Company under Section 2.4.

         "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in Chicago are authorized or required by law to close and, if the applicable Business Day relates to any Offshore Rate Loan, means such a day on which dealings are carried on in the applicable offshore dollar interbank market.

         "Capital Adequacy Regulation" means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

         "Capital Lease" means any lease of property which, in accordance with GAAP, should be capitalized on the lessee's balance sheet or for which the amount of the asset and liability thereunder as if so capitalized should be disclosed in a note to such balance sheet; and "Capital Lease Obligation" means the amount of the liability which should be so capitalized or disclosed.

         "Change of Control" means any event or happening which after the Closing Date results in the legal or beneficial ownership by any person or Control Group of the number of outstanding shares of Voting Stock of the Company sufficient to cast at least 30% of the votes entitled to be cast by the owners of all of the outstanding shares of Voting Stock of the Company.

         "Closing Date" means August 1, 1995.

         "Code" means the Internal Revenue Code of 1986, and regulations promulgated thereunder.

         "Commitment" means the obligation of the Bank to make Loans hereunder.

         "Compliance Certificate" means a certificate substantially in the form of Exhibit C.

         "Consolidated Debt", "Consolidated Net Income" and "Consolidated Net Operating Income" means Debt, Net Income or Net Operating Income, as the case may be, of the Company and its Subsidiaries, all consolidated in accordance with GAAP and after giving appropriate effect to any outside minority interest in such Subsidiaries; provided that in determining Consolidated Net Income and Consolidated Net Operating Income there shall be excluded (A) any item of Net Income or Net Operating Income, as the case may be, of any Subsidiary accrued prior to its becoming a Subsidiary (to the extent included in Net Income or Net Operating Income, as the case may be) and (B) any portion of the earnings included in the Net Income or Net Operating Income of any Subsidiary which for any reason is unavailable for payment of dividends to the Company or to another Subsidiary.

         "Consolidated Debt to Consolidated Net Operating Income Ratio" means the ratio of (a) Consolidated Debt as at any date to (b) Consolidated Net Operating Income for the consecutive twelve months ending on such date.

         "Contingent Obligation" means, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse,
(a) with respect to any Debt, lease, dividend, letter of credit or other obligation (the "primary obligations") of another Person (the "primary obligor"), including any obligation of that Person U) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof; (b) with respect to any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered, or (d) in respect of any Swap Contract.

         "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

         "Control Group" means any related persons constituting a "group" for the purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended.

         "Conversion/Continuation Date" means any date on which, under Section 2.5, the Company (a) converts a Revolving Loan of one Type to a Revolving Loan of another Type, or (b) continues as a Revolving Loan of the same Type, but with a new Interest Period, a Revolving Loan having an Interest Period expiring on such date.

         "Debt" means any obligation for borrowed money (and any notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money) and in any event shall include (A) any obligation owed for all or any part of the purchase price of property or other assets or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current liabilities and incurred in respect of property purchased in the ordinary course of business, (B) any obligation secured by any Lien in respect of property even though the person owning the property has not assumed or become liable for the payment of such obligation, (C) any Capital Lease Obligation and (D) any Contingent Obligation with respect to Debt (of the kind otherwise described in this definition) of any person.

         "Default" means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

         "Designated Event" means any of the following:

         (i) the authorization by the Board of Directors of the Company of any of the following:

                  (a) a dividend or other distribution by the Company to its shareholders, in one transaction or a series of related transactions within any period of twelve consecutive months, of cash, property or securities (other than a dividend or other distribution payable solely in capital stock of the Company that is not convertible into or exchangeable for any securities that are not capital stock of the Company) having an aggregate fair market value at the time of distribution that is 30% or more of the fair market value of the common share and perpetual preferred share capital of the Company outstanding immediately prior to the commencement of such distribution (both such fair market values as determined by the Board), or

                  (b) an acquisition by the Company or any Subsidiary for cash, property or securities (other than capital stock of the Company that is not convertible into or exchangeable for any securities that are not capital stock of the Company), in one transaction or a series of related transactions within any period of twelve consecutive months, of more than 30% of the common share capital of the Company outstanding immediately prior to the commencement of such acquisition.

         "Dollars", "dollars" and "$" each mean lawful money of the United States.

         "Environmental Claims" means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

         "Environmental Laws" means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters.

         "ERISA" means the Employee Retirement Income Security Act of 1974, and regulations promulgated thereunder.

         "ERISA   Affiliate"  means  any  trade  or  business  (whether  or  not incorporated)  under  common  control  with the  Company  within the  meaning of
Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

         "ERISA Event" means (a) with respect to a Pension Plan, any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

         "Event of Default" means any of the events or circumstances specified in Section 8.1.

         "Fixed Charges" for any period means Pro Forma Annual Debt Service plus Lease Rentals for such period.

         "FRB" means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

         "GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

         "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

         "Indemnified Liabilities" has the meaning specified in
Section 9.5.

         "Indemnified Person" has the meaning specified in Section
9.5.

         "Independent Auditor" has the meaning specified in subsection 6.1(a).

         "Insolvency Proceeding" means (a) any case, action or proceeding before
any  court  or  other   Governmental   Authority  relating  to  bankruptcy,
reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; undertaken under U.S. Federal, state or foreign law, including the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. ss.101, et seq.).

         "Interest Charges" for any period means all amounts which would, in accordance with GAAP, be deducted in computing Consolidated Net Income for such period on account of interest on Debt, including imputed interest in respect of Capital Lease Obligations and amortization of debt discount and expense.

         "Interest Payment Date" means, as to any Offshore Rate Loan, the last day of each Interest Period applicable to such Revolving Loan, as to any Base Rate Loan, the last Business Day of each calendar quarter and each date such Loan is converted into another Type of Loan and as to the Term Loan November 1, 1995, February 1, 1996, May 1, 1996, August 1, 1996, November 1, 1996 and
January 31, 1997, provided, however, that if any Interest Period for an Offshore Rate Loan exceeds three months, the date that falls three months after the beginning of such Interest Period and after each Interest Payment Date thereafter is also an Interest Payment Date for the applicable Offshore Rate Loan.

         "Interest Period" means, as to any Offshore Rate Loan, the period commencing on the Borrowing Date of such Revolving Loan or on the Conversion/Continuation Date on which the Revolving Loan is converted into or continued as an Offshore Rate Loan, and ending on the date one, two, three or six months thereafter as selected by the Company in its Notice of Borrowing or Notice of Conversion/Continuation; provided that:

                  (i) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

                  (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

                  (iii) no Interest Period for any Revolving Loan shall extend beyond the Termination Date as determined by subsection (a) of the definition of that term.

         "Lease Rentals" for any period means the aggregate sum, consolidated in accordance with GAAP, of the rental and other obligations required to be paid during such period by the Company and its Subsidiaries as lessees under all leases of real or personal property (other than Capital Leases and leases of automotive vehicles and photocopying equipment) to which any of them is a party, including any amount required to be paid by any of them upon termination of any such lease or surrender of the property subject to any such lease (whether or not therein designated as a rental or additional rental) but excluding any amounts required to be paid by the lessees (whether or not so designated) on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges.

         "Lien" means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the Uniform. Commercial Code or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under an operating lease.

         "Loan" means a Revolving Loan or a Term Loan.

         "Loan Documents" means this Agreement and all other documents delivered to the Bank in connection herewith.

         "Long Term Debt" means Debt that has an original maturity of at least one year or may be extended at the option of the obligor for a total period of at least one year.

         "Margin Stock" means "margin stock" as such term is defined in Regulation G, T, U or X of the FRB.

         "Material  Adverse Effect" means (a) a material adverse change in, or a
material  adverse  effect  upon,  the  operations,   business,  properties,
condition (financial or otherwise) or prospects of the Company or the Company and its Subsidiaries taken as a whole, (b) a material impairment of the ability of the Company to perform under any Loan Document and to avoid any Event of Default; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Company of any Loan Document.

         "Multiemployer Plan" means a "multiemployer plan", within the meaning of Section 4001(a)(3) of ERISA, with respect to which the Company or any ERISA Affiliate may have any liability.

         "Net Income" for any Person for any period shall mean the net income (or net loss) of such Person for such period, determined in accordance with GAAP, excluding:

                  A.       the proceeds of any life insurance policy,

                  B. any gain arising from (1) the sale or other disposition of any assets (other than current assets) to the extent that the aggregate amount of the gain exceeds the aggregate amount of losses from the sale, abandonment or other disposition of assets (other than current assets), (2) any write-up of assets, or (3) the acquisition by such person of its outstanding Debt securities,

                  C. any amount representing the interest of such person in the undistributed earnings of any other person
         (other than a Subsidiary),

                  D. any earnings, prior to the date of acquisition, of any other person acquired in any manner, and

                  E. any deferred credit (or amortization of a deferred credit) arising from the acquisition of any person.

         "Net Operating Income" for any person for any period shall mean Net Income for such period, plus the sum (without duplication) of all amounts deducted in determination of such Net Income for (1) depreciation, depletion and amortization expense (including without limitation amortization in respect of assets held under Capital Leases), (2) interest on Debt (including interest in respect of Capital Leases and amortization of debt discount and expense), and
(3) provisions for income and profits taxes.

         "Notice of Borrowing" means a notice in substantially the form of Exhibit A.

         "Notice of Conversion/Continuation" means a notice in substantially the form of Exhibit B.

         "Obligations" means all advances, debts, liabilities, obligations, covenants and duties arising under any Loan Document owing by the Company to the Bank or any Indemnified Person, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising.

         "Offshore Rate" means, for any Interest Period, with respect to an Offshore Rate Loan the rate of interest per annum (rounded upward to the next 1/16th of 1%) determined by the Bank as follows:


         Offshore Rate =                             IBOR
                                            1.00 - Eurodollar Reserve Percentage
         Where,

                  "Eurodollar Reserve Percentage" means for any day for any Interest Period the maximum reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of it) in effect on such day (whether or not applicable to the Bank) under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities"); and

                  "IBOR" means the rate of interest per annum determined by the Bank as the rate at which dollar deposits in the approximate amount of the Bank's Offshore Rate Loan for such Interest Period would be offered by the BofA's Grand Cayman Branch, Grand Cayman B.W.I. (or such other office as may be designated for such purpose by the Bank), to major banks in the offshore dollar interbank market at their request at approximately 11:00 a.m. (New York City time) two Business Days prior to the commencement of such Interest Period.

                  The Offshore Rate shall be adjusted automatically as to all Offshore Rate Loans then outstanding as of the effective date of any change in the Eurodollar Reserve Percentage.

         "Offshore Rate Loan" means a Revolving Loan that bears interest based on the Offshore Rate.

         "Organization Documents" means, for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation.

         "PBGC"  means  the  Pension  Benefit  Guaranty   Corporation,   or  any
Governmental Authority succeeding to any of its principal functions under ERISA.

         "Pension Plan" means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which the Company sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years.

         "Permitted Liens" has the meaning specified in Section 7.1.

         "Person"  means  an  individual,   partnership,   corporation,  limited
liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

         "Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Company sponsors or maintains or to which the Company makes, is making, or is obligated to make contributions and includes any Pension Plan.

         "Pro Forma Annual Debt Service" at the date of determination thereof (such date being called for purposes of this definition the "Test Date") means the aggregate sum of the following for the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, for the year immediately following the Test Date: (1) all interest on Debt, including imputed interest in respect of Capital Lease Obligations (other than Capital Lease Obligations under Capital Leases of films in respect of which the Company, in accordance with GAAP, is not required to impute interest) and amortization of debt discount and expense, deducted or to be deducted in determining Consolidated Net Income for such year, plus (2) the aggregate amount of all installment, sinking fund, serial maturity or other required payments or prepayments of principal scheduled to be made during such year by the Company and its Subsidiaries with respect to Long Term Debt (including with respect to Capital Lease Obligations). For purposes of this definition,

Debt that bears interest at a variable rate shall be deemed to bear interest during the period in question at a rate equal to the rate in effect at the time of any calculation of Pro Forma Annual Debt Service under this Agreement.

         "Reference Dealers" means two U.S. Government Treasury
Securities dealers in New York or Chicago of recognized standing selected by Bank.

         "Requirement of Law" means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

         "Responsible Officer" means the chief executive officer or the president of the Company, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants, the chief financial officer or the treasurer of the Company, or any other officer having substantially the same authority and responsibility.

         "Restricted Dividend" means the declaration of any dividend on, or the incurrence of any liability to make any other payment or distribution in respect of, any shares of the Company (other than one payable solely in its common shares).

         "Revolving Commitment" has the meaning specified in Section
2.1.

         "Revolving Loan" means an extension of credit by the Bank to the Company under Section 2.1, or any portion thereof remaining after or resulting from any conversion of a Revolving Loan under Section 2.5, and may be a Base Rate Loan or an Offshore Rate Loan (each, a "Type" of Loan).

         "SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

         "Subsidiary" of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock, membership interests or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a "Subsidiary" refer to a Subsidiary of the Company.

         "Swap Contract" means any agreement (including any master agreement and any agreement, whether or not in writing, relating to any single transaction) that is an interest rate swap agreement, basis swap, forward rate agreement, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, forward foreign exchange agreement, rate cap, collar or floor agreement, currency swap agreement, cross-currency rate swap agreement, swaption, currency option or any other, similar agreement (including any option to enter into any of the foregoing).

         "Term Loan" means an extension of credit by the Bank to the Company under Section 2.2.

         "Term Maturity Date" means January 31, 1997.

         "Termination Date" means the earlier to occur of:

                  (a)      July 31, 1998; and

                  (b) the date on which the Commitment terminates in accordance with the provisions of this Agreement.

         "Treasury Rate" shall mean a per annum rate as adjusted pursuant to the last sentence of this definition determined on the date of payment of the Term Loan (other than the Term Maturity Date) or the Closing Date for the failure to borrow a Term Loan to be the per annum rate equal to the semiannual equivalent yield to maturity for United States Treasury Securities maturing on the Term Maturity Date, as determined by interpolation between the most recent weekly average yields to maturity for two series of United States Treasury Securities,
(i) one maturing as close as possible to, but earlier than, the Term Maturity Date and (ii) the other maturing as close as possible to, but later than, the Maturity Date, in each case, as published on page 5 of the Telerate Screen (or any successor to such pages, as of 10:00 a.m., Chicago time, on the date of payment or the Closing Date as applicable. If such rate cannot be determined by Bank on such date by reference to the Telerate Screen, such rate shall be determined by Bank on the basis of the arithmetic mean of the offered rates quoted by the Reference Dealers as of 10:00 a.m., Chicago time, on such date for U.S. Government Treasury Securities with maturities determined as aforesaid. If such rate cannot be determined either by reference to the Telerate Screen or on the basis of the offered rates of the Reference Dealers, such rate shall be determined by Bank in good faith from such sources as shall then be available for the purpose. Said rate shall be adjusted upward to provide for a yield equal to a yield on an instrument paying interest quarterly instead of semiannually.

         "Type" has the meaning specified in the definition of "Loan."

         "Unfunded Pension Liability" means the excess of a Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

         "United States" and "U.S" each means the United States of America.

         "Voting Stock" means securities of any class or classes the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or persons performing similar functions.

         "Wholly-Owned Subsidiary" means any corporation in which (other than directors' qualifying shares required by law) 100% of the capital stock of each class having ordinary voting power, and 100% of the capital stock of every other class, in each case, at the time as of which any determination is being made, is owned, beneficially and of record, by the Company, or by one or more of the other Wholly-Owned Subsidiaries at the Company, or both.

                                 LEE ENTERPRISES
                                  SCHEDULE 5.16


Part (a) Subsidiaries, all wholly owned:

         Lee Enterprises, Incorporated
         Lee Technical Systems, Inc.
         Lee Consolidated Holdings Co.
         KOIN-TV, Inc.
         NAPP Systems Inc.
         New Mexico Broadcasting Company, Inc.
         Accudata, Inc.
         Target Marketing Systems, Inc.
         Journal-Star Printing Co.


Part (b) Equity Investments:

         Madison Newspapers, Inc., 50% owned by the Company


                                 -----------------------------------------------

                                  SCHEDULE 7.1

Liens existing on property of the Company or any subsidiary on the closing date - none

                                    Exhibit A

                               NOTICE OF BORROWING


                                                   Date:                  , 199

To:               Bank of America Illinois pursuant to the Credit
                  Agreement dated as of             , 1995 (as
                  extended, renewed, amended or restated from time to time, the "Credit Agreement") between Lee Enterprises, Inc. and Bank of America Illinois.


Ladies and Gentlemen:

                  The undersigned, Lee Enterprises, Inc. (the "Company"), refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 2.3 of the Credit Agreement, of the Borrowing specified below:

                  1.       The Business Day of the proposed Borrowing is
                                    , 199 .

                  2.       The aggregate amount of the proposed Borrowing is


                  3.       The Loan shall be comprised of $           of
                                                           ----------
[Base Rate] [offshore Rate] Loans.

                  4. If applicable: The duration of the Interest Period for the Offshore Rate Loans shall be months.

                  The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Loan, before and after giving effect thereto and to the application of the proceeds therefrom:

                  (a) the representations and warranties of the Company contained in Article V of the Credit Agreement are true and correct as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date);

                  (b) no Default or Event of Default has occurred and is continuing, or would result from such proposed Loan; and

                  (c) The proposed Loans will not cause the aggregate principal amount of all outstanding Loans to exceed the Commitment.


                                                      LEE ENTERPRISES, INC.


                                                     By:

                                                     Title:

                                    Exhibit B
                        NOTICE OF CONVERSION/CONTINUATION

                                                             Date         , 199


To:               Bank of America Illinois pursuant to the Credit
                  Agreement dated as of                   , 199  (as
                  extended, renewed, amended or restated from time to time, the "Credit Agreement") between Lee Enterprises, Inc. and Bank of America Illinois

Ladies and Gentlemen:

                  The undersigned, Lee Enterprises, Inc. (the "Company"), refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 2.4 of the Credit Agreement, of the [conversion] [continuation] of the Loans specified herein, that:

                  1.       The Conversion/Continuation Date is
              , 19  .

                  2.       The aggregate amount of the Loans to be
[converted] [continued] is $              .

                  3. The Loans are to be [converted into] [continued as] (Offshore Rate] [Base Rate] Loans.

                  4. [If applicable:] The duration of the Interest Period for the Loans included in the [conversion]
[continuation] shall be months].


                                                     LEE ENTERPRISES, INC.




                                                     By:

                                                     Title:

                                    Exhibit C


                              LEE ENTERPRISES, INC.
                             COMPLIANCE CERTIFICATE

                                             Financial
                                             Statement Date:              , 199


                  Reference is made to that certain Credit Agreement dated as , 1995 (as extended, renewed, amended or restated from time to time, the "Credit Agreement") between Lee Enterprises, Inc. (the "Company"), and Bank of America Illinois. Unless otherwise defined herein, capitalized terms used herein have the respective meanings assigned to them in the Credit Agreement.

                  The undersigned Responsible Officer of the Company, hereby certifies as of the date hereof that he/she is the of the Company, and that, as such,
he/she is authorized to execute and deliver this Certificate to the Bank on the behalf of the Company and its consolidated Subsidiaries, and that:

[Use the following paragraph if this Certificate is delivered in connection with the financial statements required by subsection
6.1(a) of the Credit Agreement.]

                  1. Attached as Schedule 1 hereto are (a) a true and correct copy of the audited consolidated and consolidating balance sheet of the Company and the Subsidiaries as at the end of the fiscal year ended , 199 and
(b) the related consolidated and consolidating statements of income or operations, shareholders, equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of McGladrey & Pullen or another nationally-recognized independent public accounting firm (the "Independent Auditor") which report shall state that such financial statements are complete and correct and have been prepared in accordance with GAAP, and fairly present, in all material respects, the financial position of the Company and its Subsidiaries for the periods indicated and on a basis consistent with prior periods.

                                       or

[Use the following paragraph if this Certificate is delivered in connection with the financial statements required by subsection

6.1(b) of the Credit Agreement.]

                  1. Attached as Schedule 1 hereto are (a) a true and correct copy of the unaudited consolidated and consolidating balance sheet of the Company as of the end of the fiscal quarter ended , 199 , and (b) the related unaudited consolidated and consolidating statements of income, shareholders, equity, and cash flows for the period commencing on the first day and ending on the last day of such quarter, and certified by a Responsible Officer that such financial statements were prepared in accordance with GAAP (subject only to ordinary, good faith year-end audit adjustments and the absence of footnotes) and fairly present, in all material respects, the financial position and the results of operations of the Company and its Subsidiaries.

                                       or

                  2. The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and conditions (financial or otherwise) of the Company and its Subsidiaries during the accounting period covered by the attached financial statements.

                  3. To the best of the undersigned's knowledge, the Company, during such period, has observed, performed or satisfied all of its covenants and other agreements, and satisfied every condition in the Credit Agreement to be observed, performed or satisfied by the Company, and the undersigned has no knowledge of any Default or Event of Default.

                  4. The following financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.


                  IN  WITNESS   WHEREOF,   the  undersigned  has  executed  this
Certificate as of , 199 .



                                                     LEE ENTERPRISES, INC.



                                                     By:


                                                     Title:

                                   SCHEDULE 2


Section 7.1    Limitation on Liens

               (f) judgments or judicial                      maximum
                   attachment Liens                           allowed $1,000,000

                                                              actual
                                                              excess ___________

               (i) other Liens not to                         maximum
                   exceed 10% of                              allowed __________
                   Consolidated Debt

                                                              actual
                                                              excess

Section 7.2(c) Disposition of Assets

               a)  10% of Consolidated Net                    maximum
                   Total Assets immediately                   allowed $_________
                   preceding most recent
                   four fiscal quarters

               b)  amount during this
                   fiscal quarter                             __________________

               c)  amount during previous
                   three fiscal quarters                      __________________

               d)  amount during most                         actual  $_________
                   recent four fiscal
                   quarters (b + c)                           excess ___________

Section 7.3(b) Limitation on Subsidiary Debt

               5% of Consolidated Debt                        maximum
                                                              allowed $_________

                                                              actual ___________
                                                              excess ___________

Section 7.4    Restricted Dividends

               a)  Consolidated Net Income
                   since October 1, 1994                      __________________

               b)  Net cash proceeds from
                   sales and dispositions of
                   assets equal to the
                   aggregate of gains
                   in excess of aggregate
                   losses                                     __________________

               c)  a + b                                      maximum
                                                              allowed __________

               d)  Restricted Dividends paid
                   since October 1, 1994                      actual

Section 7.7    Financial Covenants

               a)  Consolidated Debt to
                   Consolidated Net Operating
                   Income Ratio

                   1)  Consolidated Debt                      $_________________
                   2)  Consolidated Net
                       Operating Income                       $_________________

                   1) divided by 2)                           actual

                                                              maximum
                                                              allowed      3.5:1
               b)  Consolidated Net Operating
                   Income to Pro Forma Annual
                   Debt Service Ratio

                   1)  Consolidated Net
                       Operating Income                       $_________________

                   2) Pro Forma Annual Debt
                      Service                                 $_________________

                   1)  divided by 2)                          actual ___________

                                                              minimum __________
                                                              allowed     1.25:1
               c)  Net Operating Income
                   Available for Fixed
                   Charges to Fixed Charges
                   Ratio

                   1) Consolidated Net
                      Operating Income                        $_________________

                   2)  Lease Rentals                          $_________________

                   3)  Fixed Charges                          $_________________

                   1)  plus 2) divided by 3)                  actual
                                                              minimum
                                                              allowed     1.65:1